Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this Form 8-K/A. Such discussion and analysis reflect the historical results of operations and financial position of NextNav Holdings, LLC (“Holdings” or “NextNav”) and its subsidiaries, including NextNav, LLC. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this Form 8-K. Unless the context otherwise requires, all references in this “Management’ s Discussion and Analysis of Financial Condition and Results of Operations” section to “ we,” “ us,” or “ our” refer to NextNav Holdings, LLC.

Overview

NextNav is the market leader in delivering next generation positioning, navigation and timing (“PNT”) solutions that overcome the limitations of existing space-based GPS. The world increasingly requires more accurate and resilient PNT capabilities. Public safety, autonomous vehicles, eVTOLs, UAVs, and the app economy all require precise 3D location solutions. Paramedics need to know which apartment a 911 call originated from, ride hailing and delivery apps need to know precisely where you are standing and game developers need precise 3D location data to deliver a next generation augmented reality experience.

In early 2021, NextNav launched the first element of its next generation GPS service through initial commercial service on its nationwide Pinnacle network that was deployed in partnership with AT&T. The Pinnacle network provides “floor-level” altitude detection to over 90% of commercial structures over three stories in the U.S. using existing off-the-shelf Apple and Android smart phones. The Pinnacle network is being utilized by FirstNet® for public safety, as well as a growing number of commercial apps and app development platforms, including Gimbal and the Unreal Engine. We believe that ramp up of services using our existing deployed network will support significant revenue growth over the coming years.

NextNav will be extending its capabilities by deploying its TerraPoiNT system, which is a nationwide network that overcomes the inherent limitations of traditional GPS. TerraPoiNT utilizes a network of specialized wide area location transmitters that broadcast an encrypted PNT signal on NextNav’s licensed 900 MHz spectrum with a signal that is 100,000 times stronger than GPS. TerraPoiNT is well suited for urban and indoor environments where existing GPS signals are either distorted or blocked all together. In addition, TerraPoiNT provides redundancy for GPS, which is vulnerable to spoofing and jamming. GPS redundancy is increasingly a U.S. national security priority. Critical infrastructure, including communications networks and power grids, require a reliable GPS signal for accurate timing. A failure of GPS would be catastrophic, and there is no back-up today.

Since its inception in 2007, NextNav has secured valuable licenses covering approximately 93% of the U.S. population for a continuous 8 MHz band of 900 MHz spectrum, filed over 100 patents related to its systems and services, deployed the nationwide Pinnacle network and launched commercial service. In addition, we have deployed our TerraPoiNT solution in 51 markets, which received the highest scores in testing by the Department of Transportation of potential PNT back-up solutions.

The Business Combination and Public Company Costs

On October 28, 2021, NextNav Inc. consummated the previously announced business combination pursuant to the terms of the Agreement and Plan of Merger, dated as of June 9, 2021, by and among NextNav Inc., Spartacus Acquisition Corporation, a Delaware corporation (“Spartacus”), Holdings and the other parties thereto (the “Business Combination”). As a result of the Business Combination, certain blocker entities formed by Holdings equity holders, Holdings and the various operating subsidiaries of Holdings became our wholly owned subsidiaries, with the equity holders of each of such blocker entities and Holdings and Spartacus’ stockholders becoming stockholders in NextNav Inc. The Nasdaq ticker symbols for NextNav Inc.’s common stock, par value $0.0001 per share, and warrants are “NN” and “NNAVW,” respectively.

While the legal acquirer in the Business Combination is Spartacus, for financial accounting and reporting purposes under U.S. GAAP, Holdings is deemed to be the accounting acquirer and the various mergers pursuant to the Business Combination have been accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of NextNav Inc. will represent the continuation of the financial statements of Holdings in many respects. Under this method of accounting, Spartacus will be treated as the “acquired” company for financial reporting purposes.

With the consummation of the Business Combination and the PIPE Financing (as defined below), the most significant changes in NextNav Inc.’s future reported financial position and results of operations as compared to Holdings’ position is an increase in cash (as compared to Holdings’ balance sheet at September 30, 2021) of approximately $104.2 million, predominantly derived from the PIPE Financing and the cash from Spartacus’ trust account, after giving effect to the redemption of Spartacus’ public shares, transaction fees, and fully paying off the outstanding principal, accrued cash interest and paid-in-kind (“PIK”) interest, and other applicable fees on Holdings’ debt facility.

As a publicly traded company, NextNav Inc. will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. NextNav Inc. expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees that Holdings has not previously incurred.

Impact of COVID-19 on NextNav’s Business

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. There are many uncertainties regarding the current pandemic, and NextNav continue to closely monitor the impact of the pandemic on all aspects of its business, including how it will impact its employees, suppliers, vendors and business partners. While the COVID-19 pandemic initially delayed the rollout of our Pinnacle network, the Pinnacle network has since been deployed.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our suppliers and business partners. In addition, various aspects of NextNav’s business cannot be conducted remotely. These measures by government authorities may continue to remain in place for a significant period of time and could adversely affect NextNav’s development plans, sales and marketing activities, and business operations.

The evolution of the virus is unpredictable at this point and any resurgence may slow down NextNav’s customer adoption and deployment of the TerraPoiNT network. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components and materials. NextNav has also experienced and may continue to experience an increase in the cost of raw materials.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this proxy statement/prospectus. As such, the full magnitude of the pandemic’s effect on NextNav’s financial condition, liquidity and future results of operations is uncertain. Management continues to actively monitor NextNav’s financial condition, liquidity, operations, suppliers, industry and workforce.

Key Components of Results of Operations

Revenue

NextNav has generated limited revenues since its inception. NextNav derives its revenue from “floor-level” altitude location data, products and services including revenue generated through technology demonstration and assessment contracts with government customers, support services provided to government customers, sales of equipment, and licensing of proprietary technology. NextNav recognizes revenue when an arrangement exists, services, equipment or access to licensed technology are delivered, the transaction price is determined, the arrangement has commercial substance, and collection of consideration is probable.

Operating Expense

Cost of Goods Sold

Cost of Goods Sold (“COGS”) consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our operations and manufacturing teams. COGS also includes expenses for site leases, cost of equipment, and professional services related to the maintenance of the equipment at each leased site. NextNav expects its operations costs to increase for the foreseeable future as it continues to invest in the expansion of its Pinnacle and TerraPoiNT networks.

Research and Development

Research and Development expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our research and development functions. Research and development costs also include outside professional services for software and hardware development, cloud hosting costs, and software licensing costs. NextNav expects its research and development costs to increase for the foreseeable future as it continues to invest in research and development for its current products and future products.

Selling, General and Administrative

Selling, general and administrative expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our business development, marketing, corporate, executive, finance legal, human resources, IT and other administrative functions. Selling, general and administrative expenses also include expenses for outside professional services, including legal, auditing and accounting services, recruitment expenses, travel expenses and certain non-income taxes, insurance and other administrative expenses.

NextNav expects its selling, general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services. As a result, NextNav expects that its selling, general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenue over time.

Depreciation and Amortization

Depreciation and amortization expense results from depreciation and amortization of NextNav’s property and equipment and intangible assets that is recognized over their estimated useful lives.

Interest Expense

Interest expense relates to interest on our senior secured loan facility.

Other Income (expense)

Other income (expense) consists of miscellaneous non-operating items, such as change in fair value of warrants and foreign currency gains (losses).

Results of Operations

The following table sets forth NextNav’s statements of operations for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Revenue	276	200	743	463
Operating Expense:
COGS(1)	2,068	1,252	11,668	5,233
Research and Development(1)	1,980	1,971	6,894	5,177
Selling, general and administrative(1)	2,856	2,403	9,385	6,520
Depreciation and Amortization	398	23	1,069	48
Total operating expenses	7,302	5,649	29,016	16,978
Operating Loss	(7,026)	(5,449)	(28,273)	(16,515)
Interest Expense	(3,041)	(2,659)	(8,899)	(7,247)
Other Income (expense)	(22,343)	1,307	(61,253)	373
Loss before income taxes	(32,410)	(6,801)	(98,425)	(23,389)
Provision for income taxes	(11)	(13)	(40)	(25)
Net Loss	(32,421)	(6,814)	(98,465)	(23,414)

(1)	COGS, research and development, and selling, general and administrative expense for the periods do not include depreciation and amortization but include stock-based compensation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Cost of goods sold	81	—	134	—
Research and development	136	—	409	—
Selling, general and administrative	128	15	490	53
	345	15	1,033	53

Comparison of the Three Months Ended September, 2021 and 2020

Revenue

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Revenue	276	200	76	38%

Revenue increased by $0.1 million, or 38%, to $0.3 million for the three months ended September 30, 2021 from $0.2 million for the three months ended September 30, 2020. The increase was primarily driven by increased revenue from contracts with commercial customers. For the three months ended September 30, 2021, three customers accounted for 86% of total revenue. For the three months ended September 30, 2020, three customers accounted for 98% of total revenue.

Operating Expenses

COGS

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
COGS	2,068	1,252	816	65%

COGS increased by $0.8 million, or 65%, to $2.1 million for the three months ended September 30, 2021 from $1.3 million for the three months ended September 30, 2020. The increase was primarily driven by a $0.7 million increase in engineering/prototype parts and materials and $0.1 million increase in outside professional services expenses related to Pinnacle network maintenance and operations.

Research and Development

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Research and Development	1,980	1,971	9	0%

Research and development expenses increased by $9 thousand, or 0%, to $2.0 million for the three months ended September 30, 2021 from $2.0 million for the three months ended September 30, 2020. The increase was primarily driven by an increase in payroll related expenses due to increased headcount, stock-based compensation and annual merit-based salary increases, partially offset by a decrease in outside consulting costs.

Selling, General and Administrative

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Selling, general and administrative	2,856	2,403	453	19%

Selling, general and administrative expenses increased by $0.5 million, or 19%, to $2.9 million during the three months ended September 30, 2021, from $2.4 million in the three months ended September 30, 2020. The increase was primarily driven by $0.2 million increase in payroll related expenses due to increased headcount, stock-based compensation and annual merit-based salary increase, $0.1 million increase in outside consulting related to finance, legal, and human resources, and $0.1 million increase in IT related expenses.

Depreciation and Amortization

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Depreciation and Amortization	398	23	375	1,630%

Depreciation and amortization expenses increased by $375 thousand, or 1,630%, to $398 thousand during the three months ended September 30, 2021, from $23 thousand during the three months ended September 30, 2020. The increase in depreciation and amortization expense is primarily attributable to placing the Pinnacle network in service since the second half of 2020.

Interest Expense

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Interest Expense	3,041	2,659	382	14%

Interest expenses increased by $0.3 million or 14%, to $3.0 million during the three months ended September 30, 2021, from $2.7 million during the three months ended September 30, 2020. The increase in interest expense is primarily attributable to an increase in the borrowing from our senior secured loan facility.

Other Income (Expense)

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Other Income (Expense)	(22,343)	1,307	(23,650)	(1,809)%

Other income decreased by $23.6 million, or 1,809%, to ($22.3) million during the three months ended September 30, 2021, from $1.3 million during the three months ended September 30, 2020. The decrease was primarily driven by the change of the fair value of warrants.

Comparison of the Nine Months Ended September 30, 2021 and 2020

Revenue

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Revenue	743	463	280	61%

Revenue increased by $280 thousand, or 61%, to $743 thousand for the nine months ended September 30, 2021 from $463 thousand for the nine months ended September 30, 2020. The increase was driven by increased revenue from technology contracts with government and commercial customers, and an assessment contract with a commercial customer. For the nine months ended September 30, 2021, three customers accounted for 92% of total revenue. For the nine months ended September 30, 2020, three customers accounted for 97% of total revenue.

Operating Expenses

COGS

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
COGS	11,668	5,233	6,435	123%

COGS increased by $6.4 million, or 123%, to $11.6 million for the nine months ended September 30, 2021 from $5.2 million for the nine months ended September 30, 2020. The increase was primarily driven by a $5.5 million increase in rent expense related to contingent rent recorded for warrants vested in the nine months ended September 30, 2021 (see NextNav Holdings Notes to the Consolidated Financial Statements - Note 2 for more information), a $0.3 million increase in site rental and maintenance expense related to new TerraPoiNT sites, $0.5 million increase in outside consulting expense due to the Pinnacle network deployment, a $0.3 million increase in payroll related expenses a primarily driven by a stock-based compensation and annual merit-based salary increases, and $0.2 million increase in maintenance and operations of the Pinnacle network. The increases were partially offset by a decrease of $0.2 million in equipment costs.

Research and Development

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Research and Development	6,894	5,177	1,717	33%

Research and development expenses increased by $1.7 million, or 33%, to $6.9 million for the nine months ended September 30, 2021 from $5.2 million for the nine months ended September 30, 2020. The increase was primarily driven by a $1.4 million increase in payroll related expenses due to increased headcount, stock-based compensation and annual merit-based salary increase, and a $0.3 million increase in software licenses.

Selling, General and Administrative

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Selling, general and administrative	9,385	6,520	2,865	44%

Selling, general and administrative expenses increased by $2.9 million, or 44%, to $9.4 million during the nine months ended September 30, 2021, from $6.5 million in the nine months ended September 30, 2020. The increase was primarily driven by a $1.2 million increase in payroll related expenses due to increased headcount, stock-based compensation and annual merit-based salary increase, $0.8 million increase in outside consulting expense related to finance and marketing, $0.2 million in facilities expenses, and a $0.7 million increase in IT related expenses.

Depreciation and Amortization

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Depreciation and Amortization	1,069	48	1,021	2,127%

Depreciation and amortization expenses increased by $1.0 million, or 2,127%, to $1.1 million during the nine months ended September 30, 2021, from $48 thousand during the nine months ended September 30, 2020. The increase in depreciation and amortization expense is primarily attributable to placing the Pinnacle network in service since the second half of 2020.

Interest Expense

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Interest Expense	8,899	7,247	1,652	23%

Interest expenses increased by $1.7 million, or 23%, to $8.9 million during the nine months ended September 30, 2021, from $7.2 million during the nine months ended September 30, 2020. The increase in interest expense is primarily attributable to the increase in borrowing from our senior secured loan facility.

Other Income (Expense)

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Other Income (Expense)	(61,253)	373	(61,626)	(16,522)%

Other income decreased by $61.6 million, or 16,522%, to ($61.2) million during the nine months ended September 30, 2021, from $0.4 million during the nine months ended September 30, 2020. The decrease was primarily driven by the change of the fair value of warrants.

Liquidity and Capital Resources

NextNav has incurred losses since its inception and to date has generated only limited revenue. To date, NextNav has funded its operations primarily through the issuances of convertible preferred units and through borrowing under an existing senior secured loan facility (“Financing Agreement”), which it entered into in December 2019 with Fortress Credit Corporation ( “Fortress”). NextNav has raised gross proceeds of $179 million from convertible preferred unit issuances and $82 million from borrowing under the Financing Agreement, inclusive of paid-in-kind interest. Pursuant to the Financing Agreement, NextNav is entitled to borrow up to $105 million, $80 million of which is available to fund operations and the balance is available to fund costs incurred pursuant to the agreement, including legal and advisor costs, cash interest and PIK interest. As of September 30, 2021, NextNav had $12.0 million of principal remaining to be drawn under the Financing Agreement. The Financing Agreement contains loan options of either a reference rate loan with an interest rate floor of 6% or a LIBOR rate loan with an interest rate floor of 5%. Added to the reference rate and LIBOR loans, respectively, are applicable margins of 6% and 7%, respectively, resulting in combined interest and applicable margin rates of at least 12% per annum on all loans made pursuant to the financing agreement. The facility matures in December 2026, with repayment of all amounts due under the loan due at that time.

In June 2021, NextNav entered into a second amendment (“Second Amendment”) to the Financing Agreement. Under the terms of the Second Amendment, the amount available to fund the operations of NextNav was increased from $65.0 million to $80.0 million, with the remainder available to fund costs incurred pursuant to the Financing Agreement, including legal and advisor costs and cash interest. The total amount committed under the Financing Agreement is unchanged at $105.3 million. Debt outstanding under the Financing Agreement as of September 30, 2020 was $82.2 million, which is inclusive of PIK interest and net of debt issuance costs. Subsequent to quarter end, in connection with the consummation of the Business Combination, all amounts outstanding under the Financing Agreement were repaid and the Financing Agreement was terminated.

Immediately before the closing of the Business Combination, Spartacus issued and sold in a private placement an aggregate of 20.5 million shares of its Class A common stock at $10.00 per share (the “PIPE Financing”). Further, Spartacus received $25.9 million of cash previously held in a trust account, after giving effect to a per share conversion price of approximately $10.15 for holders of public shares electing redemption. The trust account had a balance immediately prior to the Business Combination of $203.0 million.

Following the payment of redemptions and after giving effect to the PIPE Financing, Spartacus had approximately $230.9 million of available cash for disbursement. A portion of the available cash post-Business Combination was used to repay the outstanding principal, accrued cash interest and PIK interest, and other applicable fees on the Financing Agreement as of October 28, 2021. As a result, NextNav had no debt outstanding and after giving effect to this payment NextNav’s cash balance increased by approximately $104.2 million to fund future operations.

During the nine months ended September 30, 2021 and 2020, NextNav incurred net losses of $98.5 million and $23.4 million, respectively. As of September 30, 2021, NextNav had cash and cash equivalents of $1.6 million and an accumulated deficit of $601.4 million. NextNav expects to incur additional losses and higher operating expenses for the foreseeable future. NextNav’s primary uses of cash are to fund its operations as it continues to grow its business. NextNav will require a significant amount of cash for expenditures as it invests in ongoing research and development and the deployment of the TerraPoiNT network. We have experienced significant net losses since our inception and, given the significant operating and capital expenditures associated with our business plan, we anticipate that we will continue to incur net losses. However, we estimate that the net proceeds of $104.2 million from the Business Combination will be sufficient to meet our liquidity needs for the foreseeable future.

To the extent that current and anticipated sources of liquidity are insufficient to fund our future business activities and requirements, NextNav Inc. may be required to seek additional equity or debt financing after the closing of the Business Combination. The sale of additional equity would result in additional dilution to NextNav Inc.’s stockholders after the closing. The incurrence of debt financing would result in debt service obligation and instruments governing such debt could provide for operating and financial covenants that could restrict NextNav’s operations. There can also be no assurances that NextNav Inc. will be able to raise additional capital. The inability to raise capital could adversely affect our ability to achieve our business objections.

Cash Flows

The following table summarizes NextNav’s cash flows for the period indicated:

	Nine Months Ended September 30,
	2021	2020
	(in thousands)
Net cash (used in) operating activities	(29,429)	(18,835)
Net cash (used in) investing activities	(1,054)	(5,722)
Net cash provided by financing activities	18,469	29,837

Cash Flows from Operating Activities

NextNav’s cash flows used in operating activities is significantly affected by the growth of its business primarily related to research and development, sales and marketing, and selling, general and administrative activities. NextNav’s operating cash flows are also affected by its working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

During the nine months ending September 30, 2021, net cash used in operating activities was $29.4 million, resulting primarily from a net loss of $98.4 million adjusted for non-cash charges of $61.1 million for change in the fair value of warrant liability, $5.5 million related to issuance of warrant for rent expense, $4.2 million for paid-in-kind interest expense, $1.1 million for depreciation and amortization, $0.7 million for amortization of debt issuances costs, $1.0 million for stock-based compensation and $0.1 million for asset retirement obligation accretion. Additionally, there was a net increase in operating assets and liabilities of $4.7 million.

During the nine months ending September 30, 2020, net cash used in operating activities was $18.8 million, resulting primarily from a net loss of $23.4 million adjusted for non-cash charges of $2.4 million of for paid-in-kind interest expense, and $0.5 million for amortization of debt issuance costs offset by $0.4 million for change in the fair value of warrant liability. Additionally, there was a net increase in operating assets and liabilities of $2.1 million.

Cash Flows from Investing Activities

During the nine months ending September 30, 2021, net cash used in investing activities was $1.1 million representing additions to property and equipment primarily related to the deployment of the Pinnacle Network and internal use software.

During the nine months ending September 30, 2020, net cash used in investing activities was $5.7 million primarily related to the deployment of the Pinnacle Network.

Cash Flows from Financing Activities

During the nine months ending September 30, 2021, net cash provided by financing activities was $18.5 million primarily reflecting borrowing from our senior secured loan facility.

During the nine months ending September 30, 2020, net cash provided by financing activities was $29.8 million primarily reflecting $35.2 million in borrowing from our senior secured loan facility partially offset by $5.4 million in senior secured loan facility issuance costs.

Off-Balance Sheet Arrangements

NextNav did not have off-balance sheet arrangements during the periods presented, and does not currently have any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Management Estimates

Our discussion and analysis of our financial condition and results of operations are based on our Condensed Consolidated Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the amounts reported in our Condensed Consolidated Financial Statements and the accompanying Notes to Condensed Consolidated Financial Statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the ongoing and potential impacts of the COVID-19 pandemic and related government mandates and restrictions. These estimates may change as new events occur or additional information is obtained, and we may periodically be faced with uncertainties, the outcomes of which are not within its control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results may differ from these estimates under different assumptions or conditions.

The following critical accounting discussion pertains to accounting policies management believes are most critical to the portrayal of our historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments.

Long Lived Assets

NextNav’s property and equipment and network under construction are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, impairment is determined by comparing the carrying value of these long-lived assets to management’s probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets or asset group. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset group.

Revenue Recognition

NextNav derives its revenue from indoor and dense-urban positioning technology, products and services including revenue generated through technology demonstration and assessment contracts with government customers, support services provided to government customers, sales of equipment, and licensing of proprietary technology.

NextNav recognizes revenue when an arrangement exists, services, equipment or access to licensed technology are delivered, the transaction price is determined, the arrangement has commercial substance, payment terms are determined and collection of consideration is probable.

NextNav sells software licenses and services through arrangements that may bundle software, equipment, and other services. When NextNav determines that it has separate distinct performance obligations, NextNav allocates the bundled contract price among the various performance obligations based on each deliverable’s stand-alone selling price. If the stand-alone selling price is not directly observable, NextNav estimates the amount to be allocated for each performance obligation based on observable market transactions. When NextNav determines the performance obligations are not distinct, NextNav recognizes revenue on a combined basis as the obligation is satisfied. To the extent NextNav’s contracts include variable consideration, the transaction price includes both fixed and variable consideration. The variable consideration contained within NextNav’s contracts with customers may include discounts, credits and other similar items. When a contract includes variable consideration, NextNav evaluates the estimate of the variable consideration to determine whether the estimate needs to be constrained; therefore, NextNav includes the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

NextNav recognizes equipment sales and the related costs when title to the equipment (and the risks and rewards of ownership) passes to the customer, typically upon shipment. Customers do not have rights of return without prior consent from NextNav. Revenue pursuant to licensing agreements for NextNav’s technology represent performance obligations that are satisfied over time. NextNav recognizes support services ratably over the periods in which the services are provided; the related costs are expensed as incurred.

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables, and deferred revenue on the Consolidated Balance Sheets. The Company bills amounts under its agreed-upon contractual terms at periodic intervals for services, upon shipment for equipment, or upon achievement of contractual milestones or as work progresses. Billing may occur subsequent to revenue recognition, resulting in accounts receivable. The Company may also receive payments from customers before revenue is recognized, resulting in deferred revenue.

Intangible Assets

NextNav holds wireless Multilateration Location and Monitoring Service (“LMS”) licenses. Certain general regulatory requirements apply to all licensed wireless spectrum, including, for example, certain build-out or “substantial service” requirements, which generally must be satisfied as a condition to the retention of the license. NextNav is actively engaged in either meeting such requirements currently or seeking an extension of such requirements from the FCC for each of its LMS licenses. Although licenses are issued for only a fixed time, ten years, such licenses are subject to renewal by the FCC, based on the achievement of certain milestones and a finding that such renewal would serve the public interest. Renewal of NextNav’s licenses has occurred previously and at nominal cost. As a result, NextNav treats its wireless LMS spectrum licenses as an indefinite-lived intangible asset. NextNav reevaluates the useful life determination for wireless licenses each year to determine whether events and circumstances continue to support an indefinite useful life. Costs incurred to maintain the FCC licenses are recorded in operating expenses.

NextNav assesses indefinite-lived intangible assets for potential impairment annually as of October 1, or during the year if an event or other circumstance indicates that NextNav may not be able to recover the carrying amount of the asset. In evaluating indefinite-lived intangible assets for impairment, NextNav first assesses qualitative factors to determine whether it is more likely than not that the fair value of the asset is less than its carrying amount. If NextNav concludes that it is not more likely than not that the fair value of the asset is less than its carrying value, then no further testing is required. However, if NextNav concludes that it is more likely than not that the fair value of the asset is less than its carrying value, then NextNav performs a two-step impairment test to identify potential impairment and measures the amount of impairment it will recognize, if any.

Convertible Redeemable Preferred Stock

Holders of NextNav preferred stock have certain preference rights relative to NextNav common stock. NextNav preferred stock contains certain redemption and conversion features that are evaluated for appropriate classification. NextNav preferred stock is not classified as a liability because it is not mandatorily redeemable and does not contain an obligation to issue a variable number of shares. However, the NextNav preferred stock can be redeemed upon the occurrence of a liquidation event which is not solely within NextNav’s control. As such, the preferred stock has been classified as redeemable interests outside of permanent equity (i.e., mezzanine) as a result of these features.

Warrants

Warrants are classified as non-current liabilities and reported at fair value at each reporting period. The fair value the warrants is accounted for using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires NextNav to make certain assumptions, including the fair value of the underlying units, the expected term, the expected volatility, the risk-free interest rate, and the dividend yield. The expected dividend rate of zero is based on the fact that NextNav has not historically paid and does not expect to pay a dividend on its Class A Common Units or its Series D Preferred Units. The risk free rate was based on U.S. Treasury yields for securities with similar terms. Volatility was calculated based on the trading prices for a group of comparable public companies.

Stock-Based Compensation

NextNav measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. NextNav recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period. The straight-line method is used to recognize stock-based compensation over the applicable period. NextNav uses the Black-Scholes option-pricing model to determine the fair value of stock awards and the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of subjective assumptions to determine the fair value of share-based awards, including the fair value of the NextNav common stock, the option’s expected term, the price volatility of the underlying common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

Equity Valuations

The fair value of our equity instruments has historically been determined based upon information available at the time of grant. Given the historical absence of a public trading market for NextNav capital stock and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, NextNav management has exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our equity instruments at each grant date.

These factors included:

●	NextNav’s operating and financial performance;
●	current business conditions and projections;
●	the likelihood of achieving a liquidity event for the underlying equity instruments, such as an initial public offering or sale of the company, given prevailing market conditions;
●	the lack of marketability of NextNav common stock; and
●	the market performance of comparable publicly traded companies.

Recently Issued and Adopted Accounting Standards

For information regarding new accounting pronouncements, and the impact of these pronouncements on our consolidated financial statements, if any, refer to Note 1 to our consolidated financial statements for the year ended December 31, 2020 included elsewhere in this Form 8-K/A.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

NextNav had cash and cash equivalents of $1.6 million as of September 30, 2021. NextNav holds its cash and cash equivalent for working capital purposes. NextNav’s cash and cash equivalents are held in cash deposits and money market funds. Due to the short-term nature of these instruments, NextNav believes that it does not have any material exposure to changes in the fair value of its cash and cash equivalents due to changes in interest rates. Declines in interest rates, however, would reduce NextNav’s future interest income. The effect of a hypothetical 10% change in interest rates would not have a material impact on NextNav’s financial statements.

Our borrowings under the senior secured loan facility interest contains loan options of either a reference rate loan with an interest rate floor of 6% or a LIBOR rate loan with an interest rate floor of 5%. As a result, we are subject to interest rate risk, and our interest obligation on outstanding borrowings will fluctuate based on these options. As of September 30, 2021, our exposure to interest rate risk was not material. Subsequent to the quarter end, we repaid the amounts outstanding under our senior secured loan facility in full.

Concentration of Credit Risk

NextNav deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold NextNav’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Effects of Inflation

While inflation may impact our revenues and cost of services, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Spartacus previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination, NextNav Inc. will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare NextNav Inc.’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

NextNav Inc. will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of NextNav Inc.’s fiscal year in which it has total annual gross revenue of at least $1.07 billion, (c) the date on which NextNav Inc. is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which NextNav Inc. has issued more than $1.0 billion in non-convertible debt securities during the previous three years.